Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form F-3 No. 333-266044) of Gilat Satellite Networks Ltd.,

2.
Registration Statements (Form S-8 Nos. 333-180552, 333-187021, 333-204867, 333-210820, 333-217022, 333-221546, 333-223839, 333-231442, 333-236028, 333-253972 , 333-255740 and 333-264974) pertaining to the 2008 Incentive Plan of Gilat Satellite Networks Ltd;

of our reports dated March 20, 2024, with respect to the consolidated financial statements of Gilat Satellite Networks Ltd. and the effectiveness of internal control over financial reporting of Gilat Satellite Networks Ltd. included in this Annual Report (Form 20-F) of Gilat Satellite Networks Ltd. for the year ended December 31, 2023.

/s/ KOST FORER, GABBAY & KASIERER
A member of EY Global

Tel-Aviv, Israel
March 20, 2024